Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: (306) 956-6200 Fax: (306) 956-6201

Cameco Announces Breakthrough of Second Shaft at Cigar Lake

Saskatoon, Saskatchewan, Canada, January 3, 2012 . . . . . . . . . . . . . .

Cameco (TSX: CCO; NYSE: CCJ) announced today it has reached the main mine workings with the second shaft at the Cigar Lake uranium mining project in northern Saskatchewan.

Miners removed the final section of rock connecting shaft 2 with the mine workings 480 metres below surface on January 3, 2012. The second shaft will provide for increased ventilation of the underground workings as well as additional means of entering and exiting the mine.

“The breakthrough is a key milestone on our path to safe, clean and reliable production from this exceptional orebody,” said president and CEO Tim Gitzel. “We expect to resume full mine development and construction activities in 2012 and remain on track to start ore mining by mid-2013.”

Cameco made steady progress at Cigar Lake during 2011. In addition to the successful sinking of the second shaft, Cameco:

•	Restored underground mine systems, infrastructure and development areas

•	Secured regulatory approval and started construction of systems to increase discharge capacity for treated water

•	Initiated orebody freezing from surface

•	Developed and secured regulatory approval for a revised mine plan.

The Cigar Lake project is 50% owned and operated by Cameco. The other Cigar Lake joint venture partners are AREVA Resources Canada Inc. (37%), Idemitsu Resources Canada Inc. (8%) and Tepco Resources Inc. (5%).

Qualified Person

The scientific and technical information pertaining to the Cigar Lake project was prepared under the supervision of Grant Goddard, a professional engineer employed by Cameco as vice-president, Saskatchewan mining north, and a qualified person for the purpose of National Instrument 43-101.

Profile

Cameco, with its head office in Saskatoon, Saskatchewan, is one of the world’s largest uranium producers. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.

As used in this news release, “Cameco” or the “company” means Cameco Corporation, a Canadian corporation and its subsidiaries and affiliates unless stated otherwise.

Caution Regarding Forward-Looking Information and Statements

Certain information contained in this news release constitutes “forward-looking information” or “forward-looking statements” within the meaning of Canadian and U.S. securities laws, including the statements that we expect to resume full mine development and construction activities in 2012 and remain on track to start ore mining by mid-2013. Forward-looking information is necessarily based upon a number of assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. These include the assumptions that our Cigar Lake remediation, development and production plans succeed, and that there is no material delay or disruption in our plans as a result of additional water inflows, natural phenomena, equipment failure or other causes. Cameco cautions the reader that such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results and developments to differ materially from those expressed or implied by such forward-looking information. Those risks and uncertainties include the risk that our remediation, development or production plans for Cigar Lake are delayed or do not succeed for any reason. These assumptions, risks and uncertainties, among others, are discussed in greater detail in Cameco’s most recent Annual Information Form and MD&A on file with the Canadian securities regulatory authorities, which we recommend that you review for more information. Forward-looking information is designed to help you understand management’s current views of our near and longer term prospects, and it may not be appropriate for other purposes. Cameco does not undertake any obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise, except to the extent legally required.

- End -

Investor inquiries: Media inquiries:	Rachelle Girard Rob Gereghty	(306) 956-6403 (306) 956-6190

4